EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Declares Quarterly Dividend and Announces Annual Shareholders Meeting on May 21, 2015

ALPHARETTA, GEORGIA. April 30, 2015 - Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.30 per share on the company’s common stock. The dividend will be payable on June 2, 2015 to stockholders of record as of close of business on May 15, 2015.

In addition, the Company announced that its 2015 Annual Meeting of Shareholders will be held on Thursday, May 21, 2014 at 10:00 a.m., Eastern Time. The Annual Meeting will be held at Neenah Paper’s corporate office, located at 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005. Common stockholders of record as of end of business on March 31, 2015 are eligible to vote at the meeting.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.